Contact:
                                             Media:  Lillian Kilroy 410-277-2833
                                 Investor Relations: Ellen Grossman 410-277-2889


              PROVIDENT BANKSHARES TO REPURCHASE 1.4 MILLION SHARES
                           FROM MID-ATLANTIC INVESTORS

      BALTIMORE (February 20, 2001) - Provident Bankshares (NASDAQ: PBKS), parent company of Provident Bank, the second largest independent commercial bank headquartered in Maryland, announced today that it has reached an agreement to buy back all of the 1,407,157 PBKS shares held by Mid-Atlantic Investors and its affiliates. The Shares will be repurchased at $ 23.8568387 per share, representing the weighted average sale price per share for the day ending Friday, February 16, 2001.

      This transaction accelerates the completion of a substantial portion of the Company's share repurchase program within the price range approved by its Board of Directors in December 2000. The repurchase is expected to be accretive to both earnings per share and return on common equity for 2001.

      As is customary, Mid-Atlantic and its affiliates have agreed to refrain from taking certain actions with respect to Provident, including making shareholder proposals.

      "We believe the increased earnings per share and return on common equity resulting from our share repurchase will enhance the value of Provident to our stockholders," said Peter M. Martin, Provident Bankshares Chairman and CEO. "Our Board and management remain committed to that goal. We will continue to implement our successful corporate strategies, grow our business, improve our financial performance and evaluate all viable strategic alternatives."

      Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With more than $5.5 billion in assets, Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor through a full range of financial services and a network of 98 offices in Maryland, Northern Virginia and Southern York County, PA. Provident Bank also offers related financial services through its wholly owned subsidiaries. Mutual funds, annuities and insurance products are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.
       ----------------

STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AS THE TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, WHICH INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DISCUSSED IN DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME.